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                                                               EXHIBIT (a)(1)(J)


                                                                JANUARY 15, 2002

                                  -------------

Dear Fellow Shareholder:

Preserver Group, Inc. is offering to purchase all of its Shares of Common Stock from its shareholders at a cash price of $7.75 per share.

The offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. If you want to tender your shares, the instructions for tendering shares are also explained in detail in the enclosed materials. I encourage you to read these materials carefully before making any decision with respect to the offer.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

Any questions you have about the offer should be directed to Morrow & Co., Inc., the Information Agent, at (800) 607-0088.

Respectfully submitted,

                                            PRESERVER GROUP, INC.


                                                 BY: /s/ STEPHEN A. GILBERT
                                                     ----------------------
                                                     Stephen A. Gilbert
                                                     President